Exhibit 10.28

EMPLOYMENT AGREEMENT

       THIS EMPLOYMENT AGREEMENT is entered into between Bally Total Fitness Holding Corporation, a Delaware corporation (the “Company”), and Paul A. Toback (the “Executive”) dated as of January 1, 2003 (“Effective Date”).

       WHEREAS, the Executive is employed by the Company as Executive Vice President and Chief Operating Officer pursuant to an employment agreement dated as of January 1, 2000 (“Prior Agreement”); and

       WHEREAS, the Company and Executive desire to enter into an agreement in connection with Executive’s employment as President and Chief Executive Officer with the Company.

       NOW, THEREFORE, IT IS HEREBY AGREED:

             1.       Employment Period. The Company agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the initial period commencing on the Effective Date and ending on December 31, 2005. Commencing January 1, 2005, such employment period shall be extended each day by one day to create a new one year term. At any time at or after January 1, 2005, either the Company or the Executive may deliver notice (an “Expiration Notice”) to the other party (in the manner provided in Section 4(a)(iii)) that the employment period shall expire on the last day of the one year period commencing on the date of delivery of such notice (the initial employment period as so extended is the “Employment Period”).

             2.       Position and Duties.

             (a)       During the Employment Period:

                 (i)       the Executive shall serve as the President and Chief Executive Officer of the Company with such authority, duties and responsibilities as are commensurate with such position for the Company and reporting directly to the Board of Directors of the Company, and

                 (ii)       the Executive’s services shall be performed at the Company’s principal office at Chicago, Illinois, except for periods of reasonable business travel.

             (b)       During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, Executive may engage in the following activities:

                 (i)       to serve on corporate, civic or charitable boards or committees, provided however, if the Executive desires to serve on the Board of Directors of any for profit company, the Executive will need the prior approval of the Board of Directors of the Company.

                 (ii)       to deliver lectures, fulfill speaking engagements or teach at educational institutions; and

                 (iii)       to manage personal investments;

  provided that such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company under this Agreement.

             3.       Compensation.

             (a)       Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) in the gross amount of Four Hundred Seventy Five Thousand dollars ($475,000), payable in accordance with the normal payroll practices of the Company. During the Employment Period, at least annually, the Annual Base Salary shall be reviewed and may be increased (but not decreased). After any such increase, the term “Annual Base Salary” shall refer to Annual Base Salary as so increased.

             (b)       Annual Bonus. For each calendar year completed during the Employment Period, the Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”) based upon the attainment of performance targets that are established by the Board, provided that the Executive shall have a target Annual Bonus of at least 70% of his Annual Base Salary.

             (c)       Incentive Awards. The Executive shall be eligible for annual equity awards under the Company’s 1996 Long-Term Incentive Plan (and any successor long-term incentive plan) (“Incentive Plan”) during the Employment Period as determined by the Board or duly authorized Committee of the Board.

             (d)       Benefits. During the Employment Period, the Executive shall be entitled to participate in all employee pension (defined contribution), welfare, perquisite (including any automobile allowance, executive health benefits and executive long-term disability benefits), fringe benefit, and other benefit plans, practices, policies and programs generally applicable to the most senior executives of the Company that may be established or maintained by the Company during the Employment Period.

             (e)       Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all expenses incurred by the Executive in connection with his employment, in accordance with the Company’s policies for its most senior employees.

             (f)       Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect with respect to the senior executives of the Company.

             4.       Termination of Employment.

             (a)       Definitions. The following definitions of terms shall apply for all purposes under this Agreement:

                 (i)        “Accrued Obligations” means: (A) the Executive’s Annual Base Salary through the Date of Termination to the extent unpaid, (B) any Annual Bonus or long-term incentive bonus that is earned for the last completed calendar year prior to the Date of Termination to the extent unpaid (and, anything in this Agreement to the contrary notwithstanding, such Annual Bonus shall be payable at such time as any such annual bonuses are paid to other senior executives of the Company), (C) any accrued and unused vacation, and (D) any unreimbursed expenses incurred prior to the Date of Termination and due pursuant to Section 3(e).

                 (ii)        “Cause” means:

                     A.       Executive’s fraud or dishonesty;

                     B.       the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties;

                     C.       the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its affiliates;

                     D.       Executive’s conviction (including a plea of nolo contendere) of a felony or of a crime involving moral turpitude; or

                     E.       Executive’s material breach of any material provision of this Agreement.

                 (iii)        A “Notice of Termination” means a written notice given in accordance with Section 10(b) of this Agreement which:

                     A.       indicates the specific termination provision in this Agreement relied upon;

                     B.       to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

                     C.       if the Date of Termination is other than the date of receipt of such notice, specifies the Termination Date.

         The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights under this Agreement.

                 (iv)        “Other Benefits” means amounts or benefits due Executive, other than as specifically provided under this Section 4, under any plan, program, policy or practice of the Company and its affiliates in which he participates that are accrued and unpaid (or provided) through the Date of Termination in accordance with the terms and normal procedures of each such plan, program, policy or practice. As used in this Agreement, the terms “affiliated companies” and “affiliates” shall include any company controlled by, controlling or under common control with the Company.

             (b)       Death or Disability.

                 (i)        The Executive’s employment shall terminate upon the Executive’s death (which shall be the Date of Termination). If the Company determines in good faith that Executive is Disabled (as defined below) during the Employment Period, then the Company may give to Executive a Notice of Termination terminating Executive’s employment as of the 30th day after his receipt of such notice (which shall be the Date of Termination). Executive’s “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 days in any 365 day period as a result of incapacity due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.

                 (ii)        If Executive’s employment terminates due to his death or Disability during the Employment Period, the Company shall have no further obligation to Executive after the Date of Termination other than:

                     A.       to pay or provide Executive’s Accrued Obligations and Other Benefits (including, without limitation, any life insurance or long-term disability benefits);

                     B.       the Company’s obligation to indemnify the Executive pursuant to Section 8; and

                     C.       the Company shall reimburse the Executive (or his other qualified beneficiaries under COBRA, as the case may be) for premiums for COBRA health care continuation coverage incurred by the Executive (and Executive’s other qualified beneficiaries) for the duration of the COBRA health care coverage continuation period.

    Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

             (c)       Cause; Expiration of Employment Period. If the Company terminates Executive’s employment for Cause, or Executive’s employment terminates pursuant to an Expiration Notice duly given by either Executive or the Company under Section 1, then the Company shall have no further obligation to Executive after the Date of Termination other than:

                 (i)        to pay or provide Executive’s Accrued Obligations and Other Benefits;

                 (ii)        the Company’s obligation to indemnify Executive to the extent provided pursuant to Section 8; and

             5.       Change of Control.

             (a)       Change of Control Definition. A “Change of Control” shall, except as provided below, mean a Change of Control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (as in effect on the Effective Date), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

                 (i)        any “person” (as defined in subsections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities;

                 (ii)        during any period of two consecutive years or less (not including any period prior to the Effective Date of this Agreement) there shall cease to be a majority of the Board of Directors of the Company comprised of Continuing Directors (as defined below); or

                 (iii)        the stockholders of the Company approve (A) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

                 (iv)        Notwithstanding anything else contained herein to the contrary, the acquisition of the Company securities from the Company which issuance was approved by the Continuing Directors shall not, either on its own or in connection with any other acquisition of the Company securities prior thereto, be deemed to be a Change of Control for purposes of this Agreement.

                 (v)        The term “Continuing Directors” shall mean individuals who constitute the Board of Directors of the Company as of the Effective Date and any new director(s) whose election by such Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who either were directors as of the Effective Date or whose election or nomination for election was previously so approved.

             (b)       Company Termination of Employment. The provisions of Section 1 to the contrary notwithstanding, if within two years following a Change of Control the Company terminates the Executive’s employment other than for any of Cause, death or Disability, then the Company shall have no further obligation to the Executive after the Date of Termination other than:

                 (i)        The Company shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination the aggregate of the following amounts:

                     A.       Executive’s Accrued Obligations;

                     B.       an amount equal to the product of: (x) the target Annual Bonus percentage set forth at Section 3(b), multiplied by (y) Executive’s Annual Base Salary, multiplied by (z) a fraction the numerator of which is the number of days in the calendar year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365; and

                     C.       an amount equal to the product of: (x) two (2) multiplied by (y) the sum of (i) Executive’s Annual Base Salary plus (ii) Executive’s target Annual Bonus percentage set forth at Section 3(b) multiplied by Executive’s Annual Base Salary.

                 (ii)        For the eighteen (18) months following the Date of Termination: (A) the Executive shall continue to participate in such health, dental and vision plans in which he is enrolled as if he were still employed by the Company, said period of participation to run concurrently with any period of COBRA coverage to which Executive may be entitled, and (B) the Company shall reimburse the Executive for his life insurance and long-term disability insurance premiums provided that the Executive is eligible and timely exercises any such right to convert and personally assume such insurance contracts and otherwise maintains such contracts in force; provided, such health, dental and vision benefits shall be reduced by any similar benefits, on a benefit-by-benefit and coverage-by-coverage basis, provided by a subsequent employer.

                 (iii)        To the extent not then paid or provided, the Company shall timely pay or provide to the Executive his Other Benefits and Executive’s rights to indemnification pursuant to Section 8 shall survive a termination of his employment.

                 (iv)        The Executive shall be entitled to voluntarily terminate his employment, which shall be treated as an involuntary termination of employment by the Company without Cause, if during such two year period following a Change of Control, without Executive’s written consent, the Company or its successor: (A) changes Executive’s title or substantially changes his duties or functions from those he previously performed under this Agreement, (B) reduces the Executive’s Annual Base Salary or his target Annual Bonus opportunity percentage, or (C) requires the Executive to be based at any office or location more than 35 miles from that provided in Section 2(a)(ii) hereof (other than for reasonable travel required in connection with Executive’s duties).

             (c)       Parachute Payments.

                 (i)        If it shall be determined that any payment, distribution or benefit received or to be received by the Executive from the Company pursuant to this Agreement or any stock award or option plan maintained by Employer or its affiliates (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such tax referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment from the Company (the “Excise Tax Gross-Up Payment”) in an amount such that the net amount retained by the Executive, after the calculation and deduction of any Excise Tax on the Payments (together with any penalties and interest that have been or will be imposed on the Executive in connection therewith) and any federal, state and local income taxes, Excise Taxes and payroll taxes (including the tax imposed by Section 3101(b) of the Code) on the Excise Tax Gross-Up Payment provided for in this Section 5(c), shall be equal to the Payments. In computing the amount of this payment, it shall be assumed that the Executive is subject to tax by each taxing jurisdiction at the highest marginal tax rate in the respective taxing jurisdiction of the Executive, taking into account the city and state in which the Executive resides, but giving effect to the tax benefit, if any, which the Executive may enjoy to the extent that any such tax is deductible in determining the tax liability of any other taxing jurisdiction (provided that the highest marginal tax rate for federal income tax purposes shall be determined under Section 1 of the Code).

                 (ii)        All determinations required to be made under this Section 5(c), including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in Section 5(c)(i), shall be made by the Company’s independent auditors (the “Accounting Firm”), in consultation with the Executive, which Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after the Company makes any Payments to the Executive. The determination of tax liability and the assumptions made by the Accounting Firm shall be subject to review by the Executive’s tax advisor, and, if the Executive’s tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and the Executive’s tax advisor shall jointly designate a nationally-recognized public accounting firm within five (5) business days after notice has been given to the Company of the Executive’s disagreement with the Accounting Firm’s calculation, which shall make the determination within 15 business days after its appointment. If the parties cannot agree on a nationally recognized public accounting firm, then both parties shall select a nationally recognized public accounting firm who shall then jointly select a third nationally recognized public accounting firm which shall make the determination within 15 business days after its appointment. All fees and expenses of the accountants and tax advisors retained by either the Executive or the Company shall be borne by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 5(c), shall be paid by the Company to the Executive within five (5) days after the receipt of the determination, subject to applicable federal, state, local and Excise Tax withholding requirements. Any determination by a jointly designated public accounting firm shall be binding upon the Company and the Executive, and shall not be subject to arbitration pursuant to Section 9, subject to the provisions of Section 5(c)(iii) below.

                 (iii)        As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination hereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by the Company that should have been made consistent with the calculations required to be made hereunder (“Underpayment”). In the event that the IRS, on audit, asserts that the Executive has made an underpayment and the Executive is required (by reason of settlement or otherwise) to make a payment of any Excise Tax, or if the Executive is required to make one or more payments of Excise Tax to the IRS (and/or interest or penalties thereon) upon the filing of his original or amended tax returns which exceed the amounts taken into account in determining the initial Excise Tax Gross-Up Payment made pursuant to Section 5(c)(i) or Section 5(c)(ii), then in either of such events any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-Up Payment in Section 5(c)(i) shall be promptly paid by the Company to or for the benefit of the Executive. In addition, the Company will pay the Executive an amount equal to any penalties, interest or additions to be assessed against him as a result of the underpayment, which amounts shall be grossed up for any federal, state, local or Excise Taxes payable with respect to such penalties, interest or additions to tax such that the Executive receives a net amount equal to the penalties, interest and additions to tax assessed against him (determined in the same manner as described in Section 5(c)(i). The Executive shall not be obligated to contest any proposed assessment of any Underpayment and may settle any such audit action or proceeding involving an Underpayment at his discretion; provided, however, that the Executive shall, upon notice of examination by the Internal Revenue Service, give notice thereof to the Company and the Company, at its sole cost and in its sole discretion, may, on behalf of the Executive, defend and contest against any proposed Internal Revenue Service deficiency. In the event that the Company assumes the defense of the proposed deficiency, the Company shall immediately, upon written request of the Executive, secure all of its possible obligations to the Executive as provided for in this Section 5(c)(iii) by either posting cash collateral in escrow or providing the Executive with a “clean irrevocable letter of credit” in the amount of all of the Company’s possible obligations to the Executive pursuant to this Section 5(c)(iii). The terms of such escrow or clean irrevocable letter of credit shall be negotiated by the Company and the Executive at such time and any dispute relating to such matters shall be settled in an arbitration pursuant to Section 9 of this Agreement. The Executive agrees to execute any documents, including Powers of Attorney, that may be necessary to facilitate the Company’s defense and/or contesting the Internal Revenue Service’s assertions. In the event that the Excise Tax Gross-Up Payment exceeds the amount subsequently determined to be due, such excess shall constitute a loan from the Company to the Executive payable on the fifth day after demand by the Company together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

             6.       Covenants.

             (a)       Introduction. The parties acknowledge that the provisions and covenants contained in this Section 6 are ancillary and material to this Agreement and that the limitations contained in this Agreement are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The parties also acknowledge and agree that the provisions of this Section 6 do not adversely affect the Executive’s ability to earn a living in any capacity that does not violate the covenants contained herein.

             (b)       Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other affiliates (collectively, the “BTFHC Group”), all secret or confidential information, knowledge or data relating to the BTFHC Group, its franchisees, and their businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive has obtained or obtains during the Executive’s employment by the BTFHC Group and that is not public knowledge (other than as a result of the Executive’s violation of this Section 6(b)) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the BTFHC Group, except with prior written consent of the applicable member of the BTFHC Group, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company or the BTFHC Group, as applicable, and shall be turned over to the applicable member of the BTFHC Group upon termination of the Executive’s employment.

             (c)       Non-Recruitment. For purposes of this agreement, the “Restricted Period” means the period of the Executive’s employment with the BTFHC Group and the period following the Executive’s Date of Termination (i) of the unexpired time of the Employment Period if the Executive’s Date of Termination occurs before January 1, 2005 and before (and not in connection with) a Change in Control or (ii) of one year in all other cases. The Executive shall not, at any time during the Restricted Period, without the prior written consent of the Company, directly or indirectly, contact, solicit, recruit, or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous twelve (12) months an employee, representative, officer or director of the BTFHC Group. Further, during the Restricted Period, Executive shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer or director of the BTFHC Group to cease their relationship with the BTFHC Group for any reason.

             (d)       No Competition. During the Restricted Period, the Executive shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), consult, advise, or be otherwise engaged or employed by, any Competitor. A “Competitor” means any entity or enterprise that competes with the BTFHC Group through the operation of health or fitness clubs or any other business engaged in competition within five (5) miles of any health or fitness facility, or other business, which on the Date of Termination is owned, managed or under development to be owned or managed by the BTFHC Group or is owned by a franchisee of the BTFHC Group.

             (e)       Assistance to Company. The Executive agrees that, following termination of employment for any reason, the Executive shall assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment with the Company, including but not limited to any litigation that may be pending or arise after such termination of employment. Further, the Executive agrees to notify the Company at the earliest opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of Executive and shall compensate the Executive for any lost wages or expenses associated with such cooperation and assistance.

             (f)       Acknowledgement and Enforcement. The Executive acknowledges and agrees that:

                 (i)        the purpose of the foregoing covenants, including without limitation the noncompetition covenant of Section 6(d) is to protect the goodwill, trade secrets and other Confidential Information of the BTFHC Group;

                 (ii)        because of the nature of the business in which the BTFHC Group is engaged and because of the nature of the Confidential Information to which the Executive has access, the BTFHC Group would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the BTFHC Group in the event the Executive breached any of the covenants of this Section 6; and

                 (iii)        remedies at law (such as monetary damages) for any breach of the Executive’s obligations under this Section 6 would be inadequate.

       The Executive therefore agrees and consents that if the Executive commits any breach of a covenant under this Section 6 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage; provided, in the case of a breach of the noncompetition covenant of Section 6(d): (A) such injunctive relief shall be available only for a breach occurring during Executive’s employment and for one year following the Date of Termination of Executive’s employment and (B) without limiting any foregoing provision of this paragraph, the Executive shall forfeit any amounts payable under this Agreement during that part of the Restricted Period occurring after the period provided in the foregoing clause (A).

             7.       Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

             8.       Indemnification. Executive shall be indemnified by the Company during his employment, and after the Date of Termination during all periods within any applicable statute of limitations or other period in which an action may be brought against Executive for his acts or omissions during his employment with the Company, to the same extent as the Company indemnifies other senior executives of the Company.

             9.       Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in Chicago, Illinois and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 9 shall be construed so as to deny the Company’s right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach of Executive of any of his covenants contained in Section 6 hereof. The Executive and the Company shall each bear one-half of the costs and fees charged by the American Arbitration Association (including, without limitation, the arbitrator’s(s’) fees). The parties shall each be responsible for his or its own professional fees and costs, subject to any award of professional fees and costs in the discretion of the arbitrator or arbitrators.

             10.       Miscellaneous.

             (a)       This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Illinois, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

             (b)       All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Executive:

      At the most recent address on file for the Executive at the Company;

      If to the Company:

      Bally Total Fitness Holding Corporation
      8700 West Bryn Mawr Avenue
      Chicago, Illinois 60631

      Attention:    Senior Vice President, Human Resources

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be considered delivered when actually received by the addressee.

             (c)       The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

             (d)       The Company may withhold from any amounts payable under this Agreement such Federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

             (e)       The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

             (f)       From and after the Effective Date, this Agreement shall supersede any other employment agreement, severance agreement and change of control agreement, and the Company’s Employment Dispute Resolution Procedure (“EDRP”), between the parties with respect to the subject matter of this Agreement unless, after the Effective Date, the parties enter into such agreement or adopt the EDRP with a specific provision, in writing, that such agreement or the EDRP shall supersede this Section 10(f); provided that the terms of any stock option or other long-term incentive award shall remain in full force and effect to the extent not otherwise specifically provided in this Agreement.

       IN WITNESS WHEREOF, the Executive has set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name and on their behalf, all as of the day and year first above written.

[Name of Executive]

[Signature]

BALLY TOTAL FITNESS HOLDING CORPORATION.

By
Its: Senior Vice President of Human Resources

By
Chairperson, Compensation Committee